Exhibit 21

Subsidiaries of Registrant

DiamondCluster International, Inc.

     DiamondCluster International North America, Inc.

     DiamondCluster International LLC

     DiamondCluster International B.V.

     DiamondCluster International Ltda.

     DiamondCluster International SARL

     DiamondCluster International Managementberatung GmbH

     DiamondCluster Internacional Consultadori para a Economia Digital, Lda

     DiamondCluster International S.L.

     DiamondCluster Finance S.L.

     Diamond Partners Limited

     DiamondCluster International Limited

     Diamond Technology Partners Limited

     Momentus Limited

     Momentus e-Recruitment Limited